Exhibit (a) (21)
CONSULTING GROUP CAPITAL MARKETS FUNDS
AMENDMENT NO. 20
TO
MASTER TRUST AGREEMENT
     AMENDMENT NO. 20 (“Amendment”) to the Master Trust Agreement dated April 12, 1991 (“Agreement”) of Consulting Group Capital Markets Funds (“Trust”), effective as of the 1st day of October, 2010.
WITNESSETH:
     WHEREAS, the Code of Massachusetts Regulations, Title 950, Chapter 109.03, provides that the declaration of trust shall contain the name and addresses of all trustees, and the principal place of business of a trust;
109.03 (e) Principal place of business:
2000 Westchester Avenue
Purchase, NY 10577.
     The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Agreement.
     IN WITNESS WHEREOF, the undersigned has hereto set his hand on April 20, 2011.

CONSULTING GROUP CAPITAL MARKETS FUNDS
By:	/s/ Paul F. Gallagher
	Name:	Paul F. Gallagher
	Title:	Secretary